Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NioCorp Developments Ltd.

Centennial, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-224222) and Form S-8 (Nos. 333-215253 and 333-222313) of NioCorp Developments Ltd. of our report dated August 31, 2018, relating to the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Spokane, Washington

August 31, 2018